STATE OF NORTH CAROLINA	OPTION TO PURCHASE
COUNTY OF HARNETT	REAL ESTATE

THIS OPTION TO PURCHASE is made and entered into this the 6 day of August, 2008, by and between Samuel P. Stephenson, unmarried c/o Joel Stephenson, Attorney in Fact, whose address is PO Box 95 Seaboard, NC 27876, hereinafter referred to as "Seller(s)"; and East Coast Ethanol, LLC, hereinafter referred to as "Buyer(s)".

STATEMENT OF PURPOSE

1. Seller is the owner in fee simple of that certain tract or parcel of land located in the County of Northampton, State of North Carolina, and is more particularly described herein as follows: 319.52 +/- acres, Northampton County Pin No. 4959-66-0416 and is further described in attached Exhibit A.

2. Buyer desires to purchase from Seller upon the terms and conditions in this Option, the said Land, together with all buildings, improvements and fixtures thereon, all privileges and appurtenances thereto and all rights and interests of Seller in adjacent or adjoining streets, roads or alleys (all of which are collectively referred to as the "Property".)

NOW THEREFORE, in consideration of the mutual covenants contained herein, the payment of Ten Dollars ($10.00) and other valuable considerations paid by Buyer to Seller, the receipt of which is hereby acknowledged, Seller hereby grants and gives to Buyer, his heirs, successors, assigns or representatives the exclusive right and option to purchase the above described property upon the following terms and conditions.

A. CONSIDERATION AND TERM. As consideration for this Option, Buyer shall pay Seller the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) on or before the effective date of this option.. This Option shall exist for a period of one hundred eighty (180) days following the Effective Date of this Option. Buyer shall be entitled to extend the term of this Option for a maximum of two (2) additional consecutive ninety (90) day periods on the same terms as are contained herein upon payment by Buyer to Seller of the sum of Twelve Thousand and Five Hundred 00/100 Dollars ($12,500.00) per ninety (90) day period prior to the expiration of the previous term, or any extension thereof.

B. INSPECTIONS: Buyer, its agents or representatives, at Buyer's expense and at reasonable times during normal business hours, shall have the right to enter upon the Property for the purpose of inspecting, examining, performing soil boring and other testing, conducting timber cruises, and surveying the Property. Buyer shall conduct all such on-site inspections, examinations, soil boring and other testing, timber cruises and surveying of the Property in a good and workmanlike manner, and shall conduct same in a manner that does not unreasonably interfere with Seller's or any tenant's use and enjoyment of the Property. In that respect, Buyer shall make reasonable efforts to undertake onsite inspections outside of any tenant's business hours and shall give twenty four hours (24) prior notice, either verbal, faxed or written, to Seller and to those tenants who are disclosed to the Buyer of any entry onto any tenant's portion of the Property for the purpose of conducting inspections or other activities. Buyer assumes all responsibility for the acts of itself, its agents or representatives in exercising its rights under this Section B. and agrees to indemnify and hold Seller and tenant harmless from any damages resulting therefrom. This indemnification obligation of Buyer shall survive the termination of this Option, the Closing or other termination of this Agreement. Buyer shall, at Buyer's expense, promptly repair any damage to the Property caused by Buyer's entry and on-site inspections. Except as provided herein, Buyer shall have from the Effective Date through the end of the term of this Option, or any extension thereof, to perform the above inspections, examinations and testing.

C. EXERCISE: At any time during the Option period, Buyer may exercise this Option or extend the duration as set forth in Section A above by written notice and payment of any additional funds for extension on or before midnight of the expiration of the then current option period, to Seller at the following address:

Optionor:	Samuel P. Stephenson, unmarried
c/o Joel Stephenson, Attorney in Fact
PO Box 95
Seaboard, NC 27876
Fax No:_________________________

Copy to:	Swain Stephenson, Agent for Seller
Rochelle Realty & Auction Co.
PO Box 897
Roanoke Rapids, NC 27870
Fax No.: _________________________

D. PURCHASE PRICE: The purchase price for the Property ("Purchase Price") shall be Seven Thousand Five Hundred and 00/100 ($7500.00) per acre, with the final purchase price to be determined based upon a new survey, and shall be paid by Buyer to Seller in cash or by federal wire transfer at Closing. Should Buyer exercise and close on the above described property, Buyer shall receive a credit back against the purchase price of the property equal to amounts paid for the option and extensions thereto to be treated as earnest money (the "Earnest Money"), except in the case where Buyer defaults under this Option Agreement, in which case Seller shall be entitled to all amounts paid by Buyer prior to default.

E. CONDITIONS: Buyer's obligations are in all respects conditioned upon the following:

(i) All deeds of trust, liens and other charges against the Property must be paid and satisfied by Seller prior to or at Closing such that cancellation may be promptly obtained following Closing. Seller shall remain obligated to obtain any such cancellations following Closing.

(ii) Title must be delivered at Closing by GENERAL WARRANTY DEED unless otherwise stated herein, and must be fee simple marketable and insurable title, free of all encumbrances except: ad valorem taxes for the current year (prorated through the date of Closing); utility easements, outstanding leases on the property and unviolated restrictive covenants that do not materially affect the value of the Property; and such other encumbrances as may be assumed or specifically approved by Buyer. The Property must have legal access to a public right of way.

F. CLOSING: Closing shall occur on or before forty five (45) days after the exercise of the Option by Buyer to purchase the property ("Closing") by a lawyer selected by the Buyer and at such time and place mutually agreed upon by the parties.

G. CLOSING DOCUMENTS: At Closing, Seller shall execute and deliver to Buyer the following documents:

1.	The General Warranty Deed

2.
An affidavit in form and content acceptable to the Title Insurer that Seller is in undisputed possession of the Property and that there are no laborers', materialmen's, mechanics' or construction liens which are pending or which may be asserted against the Property.

H. CLOSING COSTS/PRORATIONS: Seller shall pay for the preparation of the Deed, North Carolina excise stamp tax, Seller's ad valorem personal property taxes for the year of closing, any real estate commissions owed by Seller, and Seller's attorney's fees. Buyer shall pay for the Title Commitment, Survey, and any costs associated with the Tests or any loan(s) to Buyer and Buyer's attorney's fees. Ad valorem real property taxes applicable to the Property will be prorated as of the Closing. The Seller is entitled to rents for the year in which the closing shall occur, if any.

I. REMEDIES: If Seller defaults under this Contract, then Buyer shall be entitled to exercise all remedies available to Buyer at law or in equity for such default. If Buyer defaults under this Contract, then Seller shall be entitled to receive the Earnest Money as liquidated damages as well as be entitled to exercise any and all remedies available to Seller at law or in equity for such default.

J. SEVERABILITY: If any term or provision of this Contract is declared null, void or unenforceable by any court having jurisdiction over this Contract, then the remainder of this Contract, not so declared null, void, or unenforceable shall remain in full force and effect.

K. EFFECTIVE DATE: This Option shall be effective upon the execution hereof by both Buyer and Seller and, if executed on different dates, the Effective Date shall be the later of such dates.

L. NOTICE: Except as otherwise set out herein, any notice provided for or concerning this agreement shall be in writing and be deemed sufficiently given when sent by email, certified or registered mail, overnight delivery or facsimile transmission if sent to the respective address or fax number of each party and tenants whose names are disclosed to Buyer as set forth in this agreement. If written addresses and fax numbers of tenants of Seller are not provided to Seller and attached to the agreement then notice will be deemed provided to Tenant upon delivery to Seller.

M. LEASES: It is known and has been known by the Buyer that the Seller has a current lease on the property with two years remaining on a five year leasehold term for the purpose of planting and harvesting certain crops. It has been discussed between the parties the issue of leasing the premise and planting crop during the term of the option. To that end the parties have hereto agreed as follows:

(i) Buyer agrees that if it causes damage to said crops through its activities on the Premises as set out in paragraph B or otherwise, or if the Tenant is unable to harvest its crops due to Buyer's activities on the premises, that the Buyer will be liable for those actual damages arising therefrom. The parties agree that the damages will be calculated on a per acre basis and shall not exceed the value of one hundred twenty five percent of the average yield per acre for that particular crop with respect to all farm numbers used by tenant in Northampton County for the crop year in which such damages occur. If the parties can't agree on the amount of acreage damaged or the amount of the damages done per acre then an arbitrator shall be selected in accordance with laws of the state of North Carolina who shall determine said damages on the basis as set out herein.

(ii) In the event the Buyer elects to extend the option after the first one hundred eighty day period, the Seller shall cause the termination of the lease on the property and have executed a release of all claims the tenant may have against both the Buyer and Seller.

(iii) The Seller has informed the Buyer that should it close the sale of the property pursuant to the terms of the option and request the same that he would have all leases against the property terminated so that the Buyer would take title free and clear of all such leases. To that end, Seller shall terminate the leasehold with the Tenant and provide written notice thereof to Buyer thereof at least 72 hours prior to closing that such termination has occurred. Furthermore, Seller shall provide to Buyer a written release from Tenant for all claims it may have as against the Buyer, Seller or the property itself. Seller shall be responsible for any and all costs and damages resulting from such termination or releases. Buyer shall have the option to waive this requirement in whole or part and proceed to close.

(iv) Since it is contemplated that the property will be used for immediate industrial development by the Buyer, the Seller agrees that he will not relet the property or extend the terms of the current lease without the prior written consent of the Buyer after Buyer has given notice to exercise this option.

IN WITNESS WHEREOF, the parties hereunto set his hand or seal, or if corporate, has caused this instrument to be signed in its corporate name by its duly authorized officers and its seal to be hereunto affixed by authority of its Board of Directors, the day and year first above written. No winter crops will be planted without buyer's written permission

/s/ Samuel P. Stephenson by DHP 6/8/08		SPS JRS 8/7/08
/s/ Joel P. Stephenson AIF	(Seal)	/s/ D. Keith Parrish	(Seal)
Samuel P. Stephenson, Seller		East Coast Ethanol, LLC, Buyer
Date: 08/07/08		By: D. Keith Parrish
Title: Manager (Vice President)
(Seal)
, Seller
Date: ____________________________________

North Carolina
Northampton County

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: Samuel P. Stephenson

Date: 8/7, 2008.

(Official Seal)	/s/ Kimberly D. Starke
Notary Public

Kimberly D. Starke
Notary's Printed or Typed Name

My commission expires: 10/28/2011

North Carolina
Harnett County

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: D. Keith Parrish, manager (Vice President).

Date: Aug 6, 2008.

(Official Seal)	/s/ June B. Warren
Notary Public

June B. Warren
Notary's Printed or Typed Name

My commission expires: Dec 14, 2008